Item 77M - Investment Trust (Scudder Capital Growth Fund)

Registrant incorporates by reference its Registration Statement on
 Form N-14 its
Proxy Statement
dated December 2004, filed on November 16, 2004 (Accession No. 0001193125-04-198271).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder Growth Fund,
 of Scudder Growth
Trust, was held
on February 25, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1.	To approve an Agreement and Plan of Reorganization and the
2.	 transactions it
contemplates,
including the transfer of all of the assets of Scudder Growth
Fund to Scudder
Capital Growth Fund,
in exchange for shares of Scudder Capital Growth Fund and the assumption by
Scudder Capital
Growth Fund of all of the liabilities of Scudder Growth Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder
Growth Fund in
complete liquidation of Scudder Growth Fund.

Affirmative 	Against 	Abstain
51,498,297.457	1,685,820.900 	2,214,047.085




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